Exhibit 23 - Consent of Independent Accountants

We consent to the incorporation by reference on Form S-8 of our report dated December 15, 2003, except for note 13 as to which the date is December 19, 2003, included in the 2003 Annual Report to the Shareholders of Startech Environmental Corporation.




/s/ Kostin Ruffkess & Company, LLC
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Kostin Ruffkess & Company, LLC

Farmington, Connecticut
January 29, 2004